COLGATE-PALMOLIVE COMPANY
2013 INCENTIVE COMPENSATION PLAN

SECTION 1. PURPOSE; DEFINITIONS

The purpose of this Plan is to promote the interests of the Company and its stockholders by attracting, retaining and motivating exceptional directors, officers and employees (including prospective officers and employees) of the Company and its Affiliates and enabling such individuals to participate in the long-term growth and financial success of the Company. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

(a)

“Affiliate” means a corporation or other entity (i) controlled by, controlling or under common control with, the Company (including, without limitation, a corporation or other entity in which the Company has a 50% or more ownership interest) or (ii) designated by the Committee from time to time as such for purposes of the Plan.

(b)	“Applicable Exchange” means the NYSE or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
(c)	“Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, other stock-based award, Cash-Based Award or Deferred Share granted pursuant to the terms of this Plan.
(d)	“Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.
(e)	“Board” means the Board of Directors of the Company.
(f)	“Business Combination” has the meaning set forth in Section 11(e)(iii).
(g)	“Cash-Based Award” means an Award denominated in a dollar amount.
(h)	“Cash Election” has the meaning set forth in Section 10(d).
(i)

“Cause” means, with respect to any Participant, except as otherwise determined by the Committee, (i) “cause” as defined in any Individual Agreement between the Company or any Affiliate and the Participant that is in effect at the time of such Participant’s Termination of Employment, or (ii) if there is no such Individual Agreement or if such Individual Agreement does not define “cause,” (A) conviction of, or plea of guilty or no contest by, the Participant for committing a felony in the United States (a “U.S. Felony”) or for committing a crime comparable to a U.S. Felony outside the United States, which, in each case, regardless of where such crime occurs, has had or will have a detrimental effect on the Company’s reputation, business or financial condition, (B) the Participant’s willful engagement in any malfeasance, dishonesty, fraud or gross misconduct that is intended to or does result in a material detrimental effect on the Company’s reputation, business or financial condition, (C) a willful and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect or (D) before a Change in Control, such other events as shall be determined by the Committee. Before a Change in Control, the Committee shall have the sole discretion to determine whether “Cause” exists, and its determination shall be final. After a Change in Control, any determination as to whether “Cause” exists shall be subject to de novo review.

(j)	“Change in Control” has the meaning set forth in Section 11(e).
(k)

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(l)	“Commission” means the Securities and Exchange Commission or any successor agency.
(m)	“Committee” has the meaning set forth in Section 2(a).
(n)	“Common Stock” means common stock, par value $1.00 per share, of the Company.
(o)	“Company” means Colgate-Palmolive Company, a Delaware corporation, or its successor.
(p)	“Corporate Transaction” has the meaning set forth in Section 3(d)(i).
(q)	“Default Election” has the meaning set forth in Section 10(c)(iv).
(r)	“Deferral Election” has the meaning set forth in Section 10(c)(i).
(s)	“Deferred Shares” has the meaning set forth in Section 10(c)(i).
(t)	“Delivery Elections” has the meaning set forth in Section 10(c)(i).

(u)

“Disability” means, in the case of any Participant who is not a Non-Employee Director, (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee. Notwithstanding the above, with respect to all Awards, to the extent required by Section 409A of the Code, Disability shall mean “disability” within the meaning of Section 409A of the Code. In the case of any Participant who is a Non-Employee Director, “Disability” means physical or mental disability, whether total or partial, that prevents the Participant from performing his duties as a member of the Board for a period of six consecutive months.

(v)

“Disaffiliation” means an Affiliate’s ceasing to be an Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Affiliate or a sale of a division of the Company and its Affiliates).

(w)	“Dividend Equivalents” has the meaning set forth in Section 10(c)(iii).
(x)	“Effective Date” has the meaning set forth in Section 13(a).
(y)	“Elections” has the meaning set forth in Section 10(c)(i).
(z)

“Eligible Individuals” means directors, officers and employees of the Company or any of its Affiliates, and prospective officers and employees who have accepted offers of employment or consultancy from the Company or its Affiliates.

(aa)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(bb)

“Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a Share on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion; provided that such determination shall be made in a manner consistent with any applicable requirements of Section 409A of the Code.

(cc)	“Free-Standing SAR” has the meaning set forth in Section 5(b).
(dd)	“Full-Value Award” means any Award other than a Cash-Based Award, Option or Stock Appreciation Right.
(ee)

“Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount, or (ii) such later date as the Committee shall provide in such resolution.

(ff)

“Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(gg)	“Incumbent Board” has the meaning set forth in Section 11(e)(ii).
(hh)	“Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Affiliates.
(ii)	“Lump Sum Delivery Election” has the meaning set forth in Section 10(c)(i).
(jj)

“Non-Employee Director” means any individual who is a member of the Board as of March 7, 2013, or becomes a member of the Board thereafter during the term of the Plan and in each case during such period as he or she is not an employee of the Company or any of its Affiliates.

(kk)	“Nonqualified Option” means any Option that is not an Incentive Stock Option.
(ll)	“NYSE” means the New York Stock Exchange.
(mm)	“Option” means an Award described under Section 5(a).
(nn)	“Outside Directors” has the meaning set forth in Section 12(a).
(oo)	“Outstanding Company Common Stock” has the meaning set forth in Section 11(e)(i).
(pp)	“Outstanding Company Voting Securities” has the meaning set forth in Section 11(e)(i).
(qq)	“Participant” means an Eligible Individual to whom an Award is or has been granted.

(rr)

“Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award. In the case of Qualified Performance-Based Awards that are intended to qualify under Section 162(m)(4)(C) of the Code, such goals shall be based on the attainment of one or any combination of the following: specified levels of sales, net sales, revenue, revenue growth or product revenue growth, operating income (before or after taxes), non-variable expenses, pre-tax profit, net profit after tax, operating profit, cash generation, unit volume, change in working capital, return on invested capital, return on capital employed, pre- or after-tax income (before or after allocation of corporate overhead or bonuses), net earnings, earnings per share, diluted earnings per share, consolidated earnings before or after taxes (including earnings before some or all of the following: interest, taxes, depreciation and amortization), net income, gross profit, gross margin, organic sales growth, selling price increases, operating contribution, year-end cash, debt reductions, book value per share, return on equity, return on sales, expense management, return on investment, improvements in capital structure, profitability of an identifiable business unit or product, maintenance or improvements of profit margins, market share, costs, cash flow, working capital, return on assets or net assets, asset turnover, inventory turnover, economic value added (economic profit) or equivalent metrics, reductions in costs, regulatory achievements, implementation, completion or attainment of measurable objectives with respect to research, compliance, diversity, sustainability, development, products or other projects (including restructuring programs), recruiting or maintaining personnel and total stockholder return, in each case, as measured with respect to the Company or any Affiliate, division or department of the Company, either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies.

(ss)	“Plan” means this Colgate-Palmolive Company 2013 Incentive Compensation Plan, as set forth herein and as hereafter amended from time to time.
(tt)	“Pro-Ration Fraction” has the meaning set forth in Section 10(a)(i).
(uu)	“Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 12.
(vv)

“Qualified Termination of Employment” means, (i) with respect to any Participant other than a Non-Employee Director, a “Qualified Termination of Employment” as defined in the Colgate-Palmolive Company Executive Severance Plan, as amended and restated, as such plan may be amended from time to time, and any successor thereto, and (ii) with respect to any Non-Employee Director, any termination of service as a Non-Employee Director, other than a termination of service for Cause, during the two-year period following a Change in Control.

(ww)	“Replaced Award” has the meaning set forth in Section 11(b)(ii).
(xx)	“Replacement Award” has the meaning set forth in Section 11(b)(ii).
(yy)	“Restricted Stock” means Shares that are granted or delivered subject to restrictions in accordance with Section 6.
(zz)	“Restricted Stock Units” means Awards granted as set forth in Section 7.
(aaa)

“Retirement” means, (i) in the case of any Participant who is not a Non-Employee Director, retirement (A) from active employment with the Company or any Affiliate pursuant to the early or normal retirement provisions of the applicable pension plan of such employer or (B) pursuant to the retirement scheme applicable under local law or the local policies and procedures of the Company or any Affiliate or (ii) in the case of a Participant who is a Non-Employee Director, retirement as a Non-Employee Director at or after age 65 with at least nine years of service as a member of the Board.

(bbb)	“Section 16(b)” has the meaning set forth in Section 12(d).
(ccc)	“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.
(ddd)	“Securities Act” has the meaning set forth in Section 10(b)(ii).
(eee)	“Separation from Service” has the meaning set forth in Section 1(mmm).
(fff)	“Share” means a share of Common Stock.
(ggg)	“Share Account” has the meaning set forth in Section 10(c)(iii).
(hhh)	“Share Change” has the meaning set forth in Section 3(d)(ii).
(iii)	“Specific Installment Election” has the meaning set forth in Section 10(c)(i).
(jjj)	“Stock Appreciation Right” has the meaning set forth in Section 5(b).
(kkk)	“Tandem SAR” has the meaning set forth in Section 5(b).

(lll)

“Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(mmm)

“Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of, the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a Non-Employee Director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Affiliate or division ceases to be an Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code (a “Separation from Service”).

(nnn)	“Unforeseeable Emergency” has the meaning set forth in Section 10(c)(vi).
(ooo)

“Window Period” means the period from the third to the twelfth business day following the date of the public announcement of the Company’s quarterly or annual earnings, as applicable, or such similar period during which the Company’s officers and directors are permitted to engage in transactions in the Company’s securities.

SECTION 2. ADMINISTRATION

(a)

Committee. The Plan shall be administered by the Personnel and Organization Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 12, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(i)	to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii)

to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, Deferred Shares, Cash-Based Awards or any combination thereof, are to be granted hereunder;

(iii)	to determine the number of Shares to be covered by each Award granted hereunder or the amount of any Cash-Based Award;

(iv)	to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(v)	subject to Section 13, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;

(vi)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii)	to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

(viii)	to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(ix)	to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(x)

to determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

	(xi)	to decide all other matters that must be determined in connection with an Award; and

	(xii)	to otherwise administer the Plan.

(b)

Procedures. (i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 12, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(ii)

Subject to Section 12, any authority granted to the Committee may be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c)

Discretion of Committee. Subject to Section 1(i), any determination made by the Committee or by an appropriately delegated person pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated person pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

(d)

Terms and Conditions of Awards; Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award; provided, however, that the terms of a Cash-Based Award may, but are not required to, be set forth in an Award Agreement. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed (or electronically accepted) by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 13.

SECTION 3. COMMON STOCK SUBJECT TO PLAN

(a)

Aggregate Plan Limits. The maximum number of Shares that may be delivered pursuant to Options or Stock Appreciation Rights under the Plan shall be 32,000,000.* The maximum number of Shares that may be delivered pursuant to Full Value Awards under the Plan shall be 7,000,000.* Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares. On and after the Effective Date, no new awards may be granted under the Company’s prior equity compensation plans, it being understood that (i) awards outstanding under any such plans as of the Effective Date shall remain in full force and effect under such plans according to their respective terms, and (ii) dividend equivalents may continue to be issued under the Company’s existing equity compensation plans in respect of awards granted under such plans which are outstanding as of the Effective Date.

(b)	Individual Plan Limits. During a calendar year, no single Participant may be granted:

	(i)	Options or Stock Appreciation Rights covering in excess of 1,000,000 Shares in the aggregate;* or

	(ii)	Qualified Performance-Based Awards (other than Options or Stock Appreciation Rights) covering in excess of 200,000 Shares in the aggregate.*

(c)

Rules for Calculating Shares Delivered. Shares issued upon settlement or exercise of an Award shall not be available for future grants under the Plan. To the extent that any Award is forfeited, terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Award not delivered as a result thereof shall again be available for Awards under the Plan. If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such Award, the gross number of Shares subject to the Award shall nonetheless be deemed to have been delivered for purposes of Section 3(a).

(d)	Adjustment Provisions.

(i)

In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation (other than a spinoff), or similar event affecting the Company or any of its Affiliates (each, a

*	These limits will be doubled to reflect the two-for-one stock split approved by the Board on March 7, 2013 when the split is effective on May 15, 2013.

“Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights.

(ii)

In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights.

(iii)

In the case of Corporate Transactions, the adjustments contemplated by clause (i) of this Section 3(d) may include, without limitation, (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (B) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (C) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Affiliate, or division or by the entity that controls such Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust the Performance Goals applicable to any Awards to reflect any Share Change and any Corporate Transaction and any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or the Company’s other filings with the Commission; provided that in the case of Performance Goals applicable to any Qualified Performance-Based Awards, such adjustment does not violate Section 162(m) of the Code.

(iv)

Any adjustments made pursuant to this Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code. Any adjustments made pursuant to this Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.

(v) Any adjustment under this Section 3(d) need not be the same for all Participants.

SECTION 4. ELIGIBILITY

Awards may be granted under the Plan to Eligible Individuals.

SECTION 5. OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Types of Options. All Options granted under the Plan shall be Nonqualified Options.

(b)

Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Shares or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c)

Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d)

Exercise Price. The exercise price per Share subject to an Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value on the applicable Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price or otherwise be subject to any action that would be treated under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

(e)	Term. The Term of each Option and each Stock Appreciation Right shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.

(f)

Vesting and Exercisability. Except as otherwise provided herein, Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

(g)

Method of Exercise. Subject to the provisions of this Section 5, vested Options and vested Stock Appreciation Rights may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company’s appointed third-party Plan administrator. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the aggregate purchase price (which shall equal the product of such number of Shares covered by the exercise multiplied by the applicable per Share exercise price) and the payment or withholding of any federal, state, local or foreign taxes. Payment may be made by certified or bank check or wire transfer or, in the Committee’ discretion, (i) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (ii) to the extent permitted by applicable law and subject to such rules as may be established by the Committee or the third-party Plan administrator, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company the amount of sale proceeds necessary to pay the purchase price, (iii) by having the Company or the third-party Plan administrator withhold Shares from the Shares otherwise issuable pursuant to the exercise of the Option or (iv) by such other instrument or method as the Company may accept.

(h)

Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant has complied with the applicable requirements of Section 5(g), including payment of the applicable exercise price and satisfaction of applicable tax withholdings.

(i)

Terminations of Employment. Except as otherwise provided in Section 10(a)(iii) with respect to automatic grants to Non-Employee Directors and Section 11, the effect of a Participant’s Termination of Employment on any Option or Stock Appreciation Right then held by the Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Option or Stock Appreciation Right. In no event shall an Option or Stock Appreciation Right be exercisable after the expiration of its term.

(j)

Nontransferability of Options and Stock Appreciation Rights. No Option or Stock Appreciation Right shall be transferable by a Participant other than, for no value or consideration, (i) by will or by the laws of descent and distribution, or (ii) in the case of an Option or Stock Appreciation Right, pursuant to the equivalent of a qualified domestic relations order or as otherwise expressly permitted by the Committee. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

(k)

Dividends and Dividend Equivalents. Dividends (whether paid in cash or Shares) and dividend equivalents may not be paid or accrued on Options or Stock Appreciation Rights; provided that Options and Stock Appreciation Rights may be adjusted under certain circumstances in accordance with the terms of Section 3(d).

SECTION 6. RESTRICTED STOCK

(a)	Nature of Awards. Shares of Restricted Stock are actual Shares issued to a Participant, which Shares are subject to forfeiture or restrictions on transfer.

(b)

Award of Restricted Stock. An Award of Restricted Stock may be made at such time or times determined by the Committee to any person who is an Eligible Individual. Awards of Restricted Stock that are Qualified Performance-Based Awards shall be subject to the provisions of Section 12.

(c)

Book-Entry Registration or Certificated Shares. Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Colgate-Palmolive Company 2013 Incentive Compensation Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Colgate-Palmolive Company.

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(d)

Terminations of Employment. Except as otherwise provided in Section 11, the effect of a Participant’s Termination of Employment on any Award of Restricted Stock then held by the Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Restricted Stock.

(e)

Rights of a Stockholder. Except as otherwise provided in this Section 6(e) or in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding Common Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends. Unless otherwise determined by the Committee and subject to Section 15(e), (i) cash dividends on the Shares that are the subject of the Restricted Stock Award shall be automatically reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (ii) dividends payable in Common Stock shall be paid in the form of additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock. Notwithstanding the immediately preceding sentence, if an adjustment to a Restricted Stock Award is made pursuant to Section 3(d) as a result of any dividend or distribution, no increase to such Award (by means of reinvestment in, or issuance of, additional Restricted Stock) shall be made under this Section 6(e) as a result of the same dividend or distribution.

(f)

Delivery of Unlegended Certificates. If and when any applicable restriction period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

SECTION 7. RESTRICTED STOCK UNITS

(a)

Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares, or both, based on the Fair Market Value of a specified number of Shares.

(b)

Award of Restricted Stock Units. An Award of Restricted Stock Units may be made at such time or times determined by the Committee to any person who is an Eligible Individual. Awards of Restricted Stock Units that are Qualified Performance-Based Awards shall be subject to the provisions of Section 12.

(c)

Terminations of Employment. Except as otherwise provided in Section 11, the effect of a Participant’s Termination of Employment on any Award of Restricted Stock Units then held by the Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Restricted Stock Units.

(d)

Rights of a Stockholder. A Participant to whom Restricted Stock Units are awarded shall have no rights as a stockholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the participant in settlement thereof. Unless otherwise determined by the Committee and subject to Section 15(e), an Award of Restricted Stock Units shall be adjusted to reflect deemed reinvestment in additional Restricted Stock Units of the dividends that would be paid and distributions that would be made with respect to the Award of Restricted Stock Units if it consisted of actual Shares. Notwithstanding the immediately preceding sentence, if an adjustment to an Award of Restricted Stock Units is made pursuant to Section 3(d) as a result of any dividend or distribution, no increase to such Award (by means of deemed reinvestment in additional Restricted Stock Units) shall be made under this Section 7(d) as a result of the same dividend or distribution.

SECTION 8. OTHER STOCK-BASED AWARDS

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.

SECTION 9. CASH-BASED AWARDS

Cash-Based Awards may be granted under this Plan. Cash-Based Awards that are Qualified Performance-Based Awards shall be subject to the provisions of Section 12. In addition, no Eligible Individual may be granted Cash-Based Awards that are Qualified Performance-Based Awards that have an aggregate maximum payment value in any calendar year in excess of $15,000,000. Cash-Based Awards may be paid in cash, Shares or other Full-Value Awards (valued as of the date such Shares or other Full-Value Awards are granted based on the Fair Market Value on such date) as determined by the Committee.

SECTION 10. ADDITIONAL PROVISIONS RELATING TO NON-EMPLOYEE DIRECTORS

(a)	Annual Option Grant.

(i)

Each Non-Employee Director shall, during such director’s term, on the first business day following the date of the Company’s annual meeting of stockholders or, if such date does not fall within a Window Period, the first day of the first Window Period to occur after the Company’s annual meeting of stockholders, automatically be granted an Option to purchase a number of Shares, rounded down to the nearest whole Share, having a value equal to $45,000 on the date of grant and having a per Share exercise price equal to the Fair Market Value on the date of grant. Notwithstanding the immediately preceding sentence, if an individual becomes a Non-Employee Director during a calendar year, he or she shall be granted for that year an Option to purchase a number of Shares, rounded down to the nearest whole Share, having a value equal to the product of (A) $45,000 and (B) the fraction obtained by dividing (1) the number of calendar months during such calendar year that such person will serve as a Non-Employee Director (counting any partial month as a full month) by (2) twelve (such fraction, the “Pro-Ration Fraction”) and having a per Share exercise price equal to the Fair Market Value on the date of grant. Any Option granted pursuant to the immediately preceding sentence shall be granted on the first business day following the date of the Company’s annual meeting of stockholders or, if such date does not fall within a Window Period, the first day of the first Window Period to occur after the Company’s annual meeting of stockholders; provided that, if such individual is not a Non-Employee Director on the first business day following the date of the Company’s annual meeting of stockholders, such grant shall be made on the first day of the first Window

Period to occur after the date such individual becomes a Non-Employee Director. For purposes of this Section 10(a)(i), the value of an Option shall be determined in accordance with the Black-Scholes or other pricing model used to determine stock option values in the Company’s most recent annual report on Form 10-K.

(ii)

In the event that the number of Shares available for future grant under the Plan is insufficient to make all automatic grants required to be made on a given date, then any grants to Non-Employee Directors entitled to a grant on such date shall be reduced on a pro-rata basis.

	(iii)	Options granted pursuant to this Section 10(a) shall be subject to the following terms and conditions in addition to those set forth above:

(A)

Option Term. The term of each Option shall be six years from the date the Option is granted, or such longer period of time (not to exceed ten years) as may be approved by the Committee prior to or on the date of grant, subject to earlier termination as provided herein.

		(B)	Exercisability. Options shall be exercisable as follows:

			(1)	beginning on the first anniversary of the date of grant, for up to 1/3 of the Shares covered by the Option (rounded down to the nearest whole Share);

			(2)	beginning on the second anniversary of the date of grant, for up to 2/3 of the Shares covered by the Option (rounded down to the nearest whole Share); and

			(3)	beginning on the third anniversary of the date of grant and thereafter until the expiration of the term of the Option, for up to 100% of the Shares covered by the Option.

Notwithstanding the foregoing, an Option held by a Non-Employee Director shall become immediately exercisable in full upon the death, Disability or Retirement of such Non-Employee Director.

(C)

Termination by Reason of Death, Disability or Retirement. If a Non-Employee Director’s services as a member of the Board are terminated by reason of the death, Disability or Retirement of the Non- Employee Director, any Option held by such Non-Employee Director may thereafter be exercised for a period of three years from the date of such termination or until the expiration of the stated term of such Option, whichever period is the shorter.

(D)

Other Termination. If a Non-Employee Director’s services as a member of the Board are terminated for Cause, any Option held by such Participant shall thereupon terminate. Except as otherwise provided in Section 11, if a Non-Employee Director’s services as a member of the Board are terminated for any reason other than (1) for Cause or (2) due to the death, Disability or Retirement of the Non-Employee Director, any Option held by such Non-Employee Director shall thereupon terminate, except that such Option, to the extent then exercisable, may be exercised for the lesser of three months from the date of such termination or the balance of such Option’s term; provided, however, that if the Non-Employee Director dies within such three-month period, any unexercised Option held by such Non-Employee Director shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of three years from the date of such death or until the expiration of the stated term of such Option, whichever period is shorter.

(b)	Annual Share Grant.

(i)

Each Non-Employee Director shall, during such director’s term, on the first business day following the date of the Company’s annual meeting of stockholders or, if such date does not fall within a Window Period, the first day of the first Window Period to occur after the Company’s annual meeting of stockholders, automatically be granted a number of unrestricted Shares (rounded down to the nearest whole Share) equal to the quotient obtained by dividing (A) $180,000 by (B) the Fair Market Value on the date of grant. Notwithstanding the immediately preceding sentence, if an individual becomes a Non-Employee Director during a calendar year, he or she shall be granted for that year a number of unrestricted Shares (rounded down to the nearest whole Share) having a value equal to the quotient obtained by dividing (A) the product of (1) $180,000 and (2) the Pro-Ration Fraction by (B) the Fair Market Value on the date of grant. Any unrestricted Shares granted pursuant to the immediately preceding sentence shall be granted on the first business day following the date of the Company’s annual meeting of stockholders or, if such date does not fall within a Window Period, the first day of the first Window Period to occur after the Company’s annual meeting of stockholders; provided that, if such individual is not a Non-Employee Director on the first business day following the date of the Company’s annual meeting of stockholders, such grant shall be made on the first day of the first Window Period to occur after the date such individual becomes a Non-Employee Director.

(ii)

In the event that the number of Shares available for future grant under the Plan is insufficient to make all automatic grants required to be made on a given date, then any grants to Non-Employee Directors entitled to a grant on such date shall be reduced on a pro-rata basis.

(c)	Election to Defer Shares.

(i)

Types of Elections. Each Non-Employee Director may make an election on an annual basis to defer a specified percentage of the Shares granted pursuant to Section 10(b) for a given calendar year (such election, a “Deferral Election,” and such deferred Shares, “Deferred Shares”). The Deferral Election may also specify that the Non-Employee Director elects to receive distribution of the Deferred Shares subject to such Deferral Election in accordance with Section 10(c)(iv) in a lump sum (a “Lump Sum Delivery Election”), or in up to ten annual installments (a “Specific Installment Election”). (Lump Sum Delivery Elections and Specific Installment Elections are referred to together as “Delivery Elections.” Delivery Elections and Deferral Elections are referred to together as “Elections.”) Notwithstanding any other provision of this Plan, an individual who first becomes a Non-Employee Director during a particular calendar year shall not be entitled to make a Deferral Election with respect to the Shares he or she is granted for that calendar year.

(ii)

Making, Revoking and Amending Elections. In order to make a Deferral Election pursuant to Section 10(c)(i), a Non-Employee Director must deliver to the Secretary of the Company a written notice of the Deferral Election setting forth the percentage of the annual grant contemplated by Section 10(b)(i) to be deferred (the number of Shares deferred will be rounded down to the nearest whole Share). The written notice of the Deferral Election, together with any Delivery Election, must be delivered no later than the December 31 prior to the commencement of the calendar year to which the Election relates and shall become irrevocable as of such December 31; provided, that a Deferral Election may be cancelled pursuant to Section 10(c)(vi). In addition, each Election made for a calendar year shall remain in effect and apply to Shares granted under this Plan for subsequent calendar years unless and to the extent that the Non-Employee Director making such Election revokes or amends the Election by filing a new Election on or before December 31 prior to commencement of the first calendar year to which such revocation or amendment applies.

(iii)

Share Accounts. Deferred Shares shall be credited to a bookkeeping account for the relevant Non- Employee Director (a “Share Account”). As and when the Company declares and pays cash dividends (other than extraordinary cash dividends covered by Section 3(d)(ii)) with respect to the Common Stock, each Share Account shall be credited with a number (including fractions) of additional Deferred Shares (“Dividend Equivalents”) equal to (A) the amount of cash that would have been payable as a dividend with respect to the number of Deferred Shares credited to the Share Account as of the record date for such dividend, divided by (B) the Fair Market Value on the payment date for such dividend.

(iv)

Distribution of Deferred Shares. All distributions from a Share Account of Deferred Shares with respect to which no valid Delivery Election is in effect (a “Default Election”), together with any related Dividend Equivalents, shall be made to the Non-Employee Director in ten annual installments commencing as soon as practicable following his or her Separation from Service. Deferred Shares for which a valid Delivery Election is in effect, together with any related Dividend Equivalents, shall be made in a lump sum, or in the specified number of installments, as the case may be, commencing as soon as practicable following the Separation from Service of the Non-Employee Director. Distributions will be made in Shares unless otherwise determined by the Committee; provided that no such determination shall be made that would cause any transaction under the Plan to fail to be exempt under Section 16(b) of the Exchange Act or fail to qualify as a transaction exempt from registration under the Securities Act. If such Shares are to be distributed in installments, such installments shall be equal, provided, that if in order to equalize such installments, fractional Shares would have to be delivered, such installments shall be adjusted by rounding to the nearest whole Share. If any such Shares are to be delivered after the Non-Employee Director has died, all remaining undelivered Shares shall be delivered to the Non-Employee Director’s designated beneficiary or legal guardian, respectively, in a single lump sum within thirty days following such death. References to a Non-Employee Director in this Plan shall be deemed to refer to the Non-Employee Director’s designated beneficiary or legal guardian, where appropriate. In the case of a Lump Sum

Delivery Election, distribution of Deferred Shares governed by such election, together with any related Dividend Equivalents, shall be made as soon as reasonably practicable in the calendar year in which the Non-Employee Director’s Separation from Service occurs. In the case of a Specific Installment Election or a Default Election, the first installment of Deferred Shares governed by such election, together with any related Dividend Equivalents, shall be made as soon as reasonably practicable in the calendar year in which the non-Employee Director’s Separation from Service occurs and any successive annual installment payments shall be made as soon as reasonably practicable in each applicable successive calendar year.

(v)

Six-Month Delay. Notwithstanding Section 10(c)(iv), if the Company determines that a Non-Employee Director is a “specified employee” subject to the special rule of Section 409A(2)(B)(i) of the Code, all distributions from his or her Share Account that would otherwise be made pursuant to Section 10(c)(iv) before the date which is six months after his or her Separation from Service shall instead be made in a single lump sum, on or as soon as practicable following the earlier of (A) the date which is six months after his or her Separation from Service and (B) the date of his or her death.

(vi)

Early Distribution In Case of Unforeseeable Emergency. A Non-Employee Director shall be entitled to early distribution of all or part of his or her Share Account in the event of an “Unforeseeable Emergency,” in accordance with this Section 10(c)(vi). An “Unforeseeable Emergency” means a severe financial hardship to the Non-Employee Director resulting from an illness or accident of the Non-Employee Director, the Non- Employee Director’s spouse or a dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Non-Employee Director, loss of the Non-Employee Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Non-Employee Director. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Non-Employee Director’s assets (to the extent liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan. Any Deferral Election in effect for a Non-Employee Director at the time he or she receives a distribution under this Section 10(c)(vi) shall be cancelled and of no further effect as of the date of the distribution.

(d)

Election to Receive Cash. With respect to each annual grant contemplated by Section 10(b), a Non-Employee Director may make an annual irrevocable election to receive cash in lieu of up to 25% of the Shares granted under Section 10(b), and not deferred pursuant to Section 10(c) (with such number of Shares rounded down to the nearest whole Share) (the “Cash Election”), subject to and under the applicable rules and regulations promulgated from time to time by the Committee. In order to make a Cash Election pursuant to this Section 10(d), a Non-Employee Director must deliver to the Secretary of the Company a written notice of the Cash Election setting forth the percentage of Shares to be distributed in the form of cash. The written notice of Cash Election must be delivered no later than December 31 prior to commencement of the calendar year to which the Cash Election relates. The amount of cash received pursuant to a Cash Election shall be equal to the product obtained by multiplying (i) the Fair Market Value on the applicable grant date with respect to the annual grant of unrestricted Shares by (ii) the number of Shares covered by the applicable Cash Election.

(e)	Miscellaneous. Except as set forth in this Section 10, the Non-Employee Directors shall not be granted any Options, Stock Appreciation Rights or Full-Value Awards under this Plan.

SECTION 11. CHANGE IN CONTROL PROVISIONS

(a)

General. The provisions of this Section 11 shall, subject to Section 3(d), apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.

(b)	Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement:

(i)

All then-outstanding Full-Value Awards that were granted following satisfaction of a previously established performance goal (including, without limitation, Qualified Performance-Based Awards) that have not yet vested shall be considered earned in full and non-forfeitable and, except to the extent expressly provided in any deferral arrangement, (A) if such Award does not constitute “non-qualified deferred compensation” under Section 409A of the Code, shall be settled within five days following the Change in Control and (B) if such Award constitutes “nonqualified deferred compensation” under Section 409A of the Code, shall be settled pursuant to the settlement terms applicable to such Award, unless the Change in Control constitutes an event described in Section 409(a)(2)(A)(v) of the Code, in which case the Award shall be settled within five days following the Change in Control;

(ii)

All then-outstanding Options and Stock Appreciation Rights shall become fully vested and exercisable, and all Full-Value Awards (other than Awards described in Section 11(b)(i) or (iii)) shall vest in full, be free of restrictions, and be deemed to be earned in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 11(c) (any award meeting the requirements of Section 11(c), a “Replacement Award”) is provided to the Participant pursuant to Section 3(d) to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”). For any Full-Value Award that vests pursuant to this Section 11(b)(ii), (A) if such Award does not constitute “non-qualified deferred compensation” under Section 409A of the Code, the Award shall be settled within five days following the Change in Control and (B) if such Award constitutes “nonqualified deferred compensation” under Section 409A of the Code, the Award shall be settled pursuant to the settlement terms applicable to such Award.

(iii)

Any performance-based Award (other than an Award described in Section 11(b)(i)) that is not replaced by a Replacement Award shall be deemed to be earned in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (A) the applicable target level and (B) the level of achievement of the Performance Goals for the Award as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)). For any Full-Value Award that vests pursuant to this Section 11(b)(iii), (1) if such Award does not constitute “non-qualified deferred compensation” under Section 409A of the Code, the Award shall be settled within five days following the Change in Control and (2) if such Award constitutes “nonqualified deferred compensation” under Section 409A of the Code, the Award shall be settled pursuant to the settlement terms applicable to such Award.

(iv)

Notwithstanding anything to the contrary contained in this Plan or in any Award Agreement, upon a Change in Control, the Company may settle any Awards that constitute “non-qualified deferred compensation” under Section 409A of the Code to the extent the settlement is effectuated in accordance with Treasury Reg. § 1.409A-3(j)(ix)).

(c)

Replacement Awards. An Award shall meet the conditions of this Section 11(c) (and hence qualify as a Replacement Award): (i) if it is of the same type as the Replaced Award; (ii) if it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 3(d); (iii) if the underlying Replaced Award was an equity-based Award, it relates to publicly traded equity securities of the Company or the entity surviving the Company (or such surviving entity’s parent) following the Change in Control; (iv) if it contains terms relating to vesting (including with respect to a Termination of Employment) that are substantially identical to those of the Replaced Award; and (v) if its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 11(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(d)

Termination of Employment. Notwithstanding any other provision of this Plan to the contrary and unless otherwise determined by the Committee and set forth in the applicable Award Agreement, upon a Qualified Termination of Employment, (i) all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in full (with respect to Performance Goals, unless otherwise agreed in connection with the Change in Control, at the greater of (A) the applicable target level and (B) the level of achievement of the Performance Goals for the Award as determined by the Committee taking into account performance through the latest date preceding the Termination of Employment as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)), and (ii) any Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Employment may thereafter be exercised until the earlier of (A) the three-year anniversary of the Termination of Employment and (B) the expiration of the stated full term of such Option or Stock Appreciation Right. For any Full-Value Award that vests pursuant to this Section 11(d), (x) if such Award does not constitute “non-qualified deferred compensation” under Section 409A of the Code, the Award shall be settled within five days following the termination of employment and (y) if such

Award constitutes “nonqualified deferred compensation” under Section 409A of the Code, the Award shall be settled pursuant to the settlement terms applicable to such Award.

(e)	Definition of Change in Control. Except as otherwise may be provided in an applicable Award Agreement, for purposes of the Plan, a “Change in Control” shall mean any of the following events:

(i)

An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted itself was acquired directly from the Company, (2) any repurchase by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 11(e); or

(ii)

A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 11(e)(ii), any individual who becomes a member of the Board subsequent to the Effective Date of the Plan, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)

The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership derives from ownership of a 30% or more interest in the Outstanding Company Common Stock and/or Outstanding Company Voting Security that existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(iv) The approval by stockholders of a complete liquidation or dissolution of the Company.

SECTION 12. QUALIFIED PERFORMANCE-BASED AWARDS; SECTION 16(b)

(a)

The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption (“Outside Directors”)). When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors).

(b)

Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and/or payable (as applicable) upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate. Notwithstanding the immediately preceding sentence, (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of the Performance Goals referred to in the immediately preceding sentence will be waived upon the death or Disability of the grantee of such Award, and (ii) the provisions of Section 11 shall apply notwithstanding this Section 12.

(c)

The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

(d)

The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 13. TERM, AMENDMENT AND TERMINATION

(a)

Effectiveness. The Board approved this Plan on March 7, 2013. The effective date (the “Effective Date”) of this Plan is the date that the Plan is approved by the Company’s stockholders; provided, however, that Section 3(d) shall be effective as of March 7, 2013 and shall apply with respect to any Share Change or Corporate Transaction that occurs on or after March 7, 2013.

(b) Termination. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(c)

Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law (including without limitation Section 409A of the Code), stock exchange rules or accounting rules. In addition, no amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d)

Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

SECTION 14. UNFUNDED STATUS OF PLAN

It is intended that the Plan constitute an “unfunded” plan. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 15. GENERAL PROVISIONS

(a)

Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing (or by electronic means) that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer, or, in the case of Shares held in book entry, any notation which the Committee deems appropriate to reflect any restrictions on transfer). Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan or deliver any Shares under the Plan in book entry prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)

Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees. Except as provided in any Individual Agreement or the Colgate-Palmolive Company Executive Severance Plan (or any successor thereto), Awards are not part of normal or expected salary or compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, voluntary retirement allowance or similar payments.

(c)

No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any employee at any time.

(d)

Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld for tax purposes, all in accordance with any such procedures as the Committee may establish. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e)

Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 15(e). In no event may any dividends or dividend equivalents with respect to any performance-based Awards be paid until vesting (if any) of such Awards, it being understood that dividends or dividend equivalents may be credited with respect to such performance-based Awards, with payment subject to the actual vesting (if any) of such Awards.

(f)

Designation of Death Beneficiary. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g)

Affiliate Employees. In the case of a grant of an Award to any employee of an Affiliate, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

(h)

Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(i)	Nontransferability. Except as otherwise provided in Section 5(j) or as determined by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j)

Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k)

Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award that constitutes non-qualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes non-qualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following a Participant’s Separation from Service by reason of such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s Separation from Service.